Exhibit 10.17

Share Transfer Agreement

Party A (Transferor): Sancaijia Co., Ltd

Unified Social Credit Code:

Registered Address: Room 401, Sancai Building, No.6 Fengcheng 2nd Road, Economic and Technological Development Zone of Xi’an

Legal Representative: Ning Wen

Party B (Transferee): Sancai Group Co., Ltd

Unified Social Credit Code:

Registered Address: Room 02, 17 / F, Qinfeng Building, No.6 Fengcheng 2nd Road, Economic and Technological Development Zone of Xi’an, Shaanxi Province

Legal Representative: Hongtao Dang

This Share Transfer Agreement (this agreement) is signed by Party A and Party B in the company conference room on December 10, 2020. Through friendly negotiation, in line with the principles of equality, mutual benefit and good faith, both parties have reached the following terms and conditions on the share transfer of Sancai Real Estate Management Co., Ltd..

Article 1 Basic Information of the Target Company

1. The Target Company: Sancai Real Estate Management Co., Ltd. is a company legally registered in Xi’an City, Shaanxi Province on December 8, 2017, with Unified Social Credit Code: 91610132MA6UP9L26P, registered address: Room 1705, Qinfeng Building, No. 6 Fengcheng Second Road, Economic and Technological Development Zone of Xi’an, legal representative: Hongtao Dang, registered capital: RMB 50 million.

2. Party A is the legal shareholder of the target company on the date of signing this agreement and its subscribed capital contribution is RMB 50 million, accounting for 100% of the total registered capital of the target company and the paid-in capital contribution is RMB 0.

Article 2 Transfer of Share

1. Subject Matter of the Agreement: Party A transfers 100% of the share of the target company held by Party A to Party B.

2. Base Date of Share Transfer: the base date of this share transfer is November 30, 2020.

3. Share Delivery Date is the date when Party A transfers 100% share of the target company held by Party A to Party B in accordance with the provisions of this agreement, and handles the industrial and commercial change registration, and the Administrative Department for Industry and Commerce issues a new business license to the target company accordingly.

Article 3 Transfer Price and Payment Method

1. Transfer Price

In order to improve the efficiency of the share transfer, Party A and Party B agree to consult the balance sheet in Annex I together and take it as a reference. The price of the share transfer is RMB 1 million (hereinafter referred to as the “provisional price”), which is issued by Shaanxi Longhao Real Estate Appraisal Co., Ltd. The price of the share transfer (hereinafter referred to as the “final price”) is finally determined on the basis of the evaluation report of the target company (hereinafter referred to as the “evaluation report”). The evaluation report will be attached in the subsequent supplementary agreement signed by both parties, and both parties will confirm the final price in the subsequent supplementary agreement. If the final price is inconsistent with the provisional price, the final price shall prevail.

2. Appraisal Base Date refers to the base date of the appraisal report of the target company, and the specific date will be confirmed in the subsequent supplementary agreement signed by both parties.

3. Payment Method:

3.1 First payment: Party B shall pay the first share transfer amount of RMB 500,000 to the joint management account under this agreement within 3 working days of this agreement and the date of opening the joint management account.

3.2 Second payment: within 3 working days of issuing the appraisal report, Party B shall pay the remaining share transfer amount to the joint management account under this agreement. The calculation method of the second payment amount is as follows: RMB 500,000 of the first payment shall be deducted according to the final price determined in the appraisal report. If the final price determined according to the evaluation report is less than RMB 500,000, Party A agrees to refund the difference between the final price and RMB 500,000 to Party B. Party A shall issue an invoice to Party B within ten working days after receiving all the final price paid by Party B, and deliver the invoice to Party B.

Article 4 Promises, Statements and Guarantees

I. Party A’s Promise and Guarantee

1. Party A is the sole legal owner of the subject matter of the agreement and is entitled to exercise the right of the subject matter of the agreement.

2. At any time before the signing date of this agreement, Party A has not signed any legal document in any form with any third party, nor has Party A disposed of the subject matter of this agreement in any form permitted by law, including but not limited to the transfer, pledge, entrusted management and transfer of all or part of the rights attached to the subject matter of this agreement.

3. At any time after the signing of this agreement, Party A guarantees that it will not sign any form of legal documents with any third party and will not dispose of all or part of the subject matter of this agreement in any way permitted by law, including but not limited to the transfer, pledge, entrusted management and transfer of some rights attached to the subject matter of this agreement.

4. Party A guarantees that after this agreement comes into effect, it will actively assist Party B in handling all procedures for the transfer of the subject matter of the agreement, including but not limited to amending the articles of association of the target company, reorganizing the board of directors, and submitting documents on the change of share to relevant authorities.

5. Party A guarantees that all materials of the target company provided by Party A to Party B, including but not limited to the financial situation, production and operation situation, industrial and commercial registration of the target company, assets situation, etc., are true and legal.

II. Party B’s Commitment and Guarantee

1. Party B’s compliance with the conditions of the subject matter of the transfer agreement stipulated by law before going through the registration of share change will not affect the normal process of share transfer due to the limitations of Party B’s own conditions.

2. Party B guarantees that the source of the share transfer payment paid by Party B is legal and compliant, Party B has sufficient financial capacity to purchase the subject matter of the agreement, and Party B guarantees that it can pay the transfer price in accordance with the agreement.

3. Party B or its designated authorized representative has the full right and authorization to sign and perform this agreement and comply with all obligations under this agreement. This agreement has constituted a legal, effective and binding obligation for Party B and can be enforced in accordance with its terms.

4. The employees have right to voluntarily choose whether to continue the current labor contract. Party B shall, according to the actual needs of the operation, extend the labor contact of existing employees to the greatest extent, and go through the employment procedures again (if necessary).

5. Party B guarantees that it has sufficient financial capacity to ensure the normal operation of the target company.

Article 5 Rights and Obligations of Both Parties

1. Party B becomes a shareholder of the target company on the share delivery date. Party A will no longer have 100% share of the target company, and for this part of share, Party A no longer enjoys any rights and no longer assumes any obligations; Party B enjoys rights and undertakes corresponding obligations according to the proportion of share transferred according to relevant laws and articles of association.

2. In accordance with the laws and regulations of the People’s Republic of China, both parties shall pay their own taxes and fees.

Article 6 Treatment of Creditor’s Rights and Debts

1. The debt of the target company shall be subject to the balance sheet in Annex I.

2. Party A and Party B confirm and agree that: (1) the debts incurred before the share delivery date and disclosed in the above balance sheet; (2) the relevant liabilities and losses caused by the relevant debts of the target company incurred before the share delivery date and not listed in the above balance sheet; (3) all the relevant compensation caused by lawsuit and arbitration based on the facts existing before the share delivery date (4) all the relevant administrative penalty based on the facts existing before the share delivery date; and (5) all other relevant contingent liabilities that may be borne by the target A in the future due to the facts existing before the share delivery date. The relevant liabilities and losses caused by the above debts shall be borne by Party B and Party B shall not recover the above liabilities and losses from Party A.

Article 7 Liability for Breach of Contract

1. Both Party A and Party B shall fully perform the contents of this agreement, and any party’s failure to perform the provisions of this agreement or its subsidiary and supplementary provisions shall be deemed as a breach of the contract by breaching party to observant party. In the process of performing this agreement, any party who violates this agreement must immediately notify the other party in writing. The other party shall have the right to require the breaching party to make corrections within ten days after receiving the notice. If it fails to make corrections within ten days, the observant party shall have the right to require the breaching party to compensate for the losses caused by the observant party.

2. If either party violates this agreement, the breaching party shall pay liquidated damages to the observant party and all losses arising therefrom, compensate the observant party for the losses, and bear all expenses incurred by the observant party for the settlement of disputes, including but not limited to the expenses for urging, litigation, lawyers, transportation and travel.

Article 8 Effectiveness and Termination of the Agreement

1. This agreement shall come into force when it is signed by both parties on the date written in the beginning of this agreement.

2. This agreement may be terminated in writing by both parties through negotiation.

3. The early termination of this agreement shall not affect the rights and obligations of both parties arising from this agreement prior to the early termination date.

Article 9 Application of Law and Dispute Settlement

1. The formation, validity, modification, interpretation, performance, termination of this agreement and the settlement of disputes arising from or in connection with this agreement shall be governed by the Laws of People’s Republic of China.

2. Any dispute arising from the interpretation and performance of the terms of this agreement shall be settled by both parties through friendly negotiation. If both parties fail to reach an agreement through negotiation, the dispute shall be submitted to Xi’an Arbitration Commission for arbitration in accordance with its then effective arbitration rules. The place of arbitration is Xi’an and the language of arbitration is Chinese. The arbitration is final and binding on both parties.

Article 10 Others

1. Any amendment to this agreement must be in writing and signed by both parties. The amended part and the added content shall constitute an integral part of this agreement.

2. If some provisions of this agreement are found invalid by the court or arbitration organization with jurisdiction, and the validity of other provisions will not be affected, other provisions shall continue to be valid.

3. The following documents, as attachments to this agreement, are an integral part of this agreement and have the same legal effect as this agreement:

The company’s balance sheet issued by the target company on September 30, 2020.

4. This agreement is made in triplicate, one for each party and one for the relevant Administration Department of Industry and Commerce, all of which have the same legal effect.

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(This is the signature page of Share Transfer Agreement of Sancai Real Estate Management Co., Ltd.)

Party A: /seal/ Sancaijia Co., Ltd.	Party B: /seal/ Sancai Group Co., Ltd

Legal Representative: /s/ Ning Wen	Legal Representative: /s/ Hongtao Dang

December 10, 2020	December 10, 2020